Exhibit 99.1

For release: January 4, 2005	For Further Information:

Steven R. Lewis, President & CEO
(330) 373-1221

First Place Financial Corporation Announces Chairman’s Retirement

Warren, Ohio, January 4, 2005 — (Nasdaq: FPFC) - First Place Financial Corporation President and Chief Executive Officer Steven R. Lewis today announced the retirement of the Company’s Chairman of the Board, W. Terry Patrick, effective December 31, 2004. He is leaving his position as chairman to concentrate on his law practice and pursue other business interests. Mr. Patrick will remain a board member until June 30, 2005. Samuel A. Roth, currently a member of the Company’s board, has been elected the new chairman.

Mr. Patrick has been chairman of the board of First Place Financial Corporation and First Place Bank since 2000. Prior to its merger with First Place he was a director and chairman of FFY Bank and FFY Financial Corp. He has been a partner in the law firm of Friedman & Rummell Co., L.P.A. of Youngstown, Ohio since 1980 where his practice is concentrated in the areas of corporate, estate and succession planning. Mr. Patrick also serves as a consultant to numerous regional businesses. He holds a Juris Doctor Degree from the University of Akron School of Law and an A.B. in Philosophy/German from Youngstown State University.

Mr. Roth has been a board member of First Place Financial Corporation and First Place Bank since 2000; prior to that he had been on the board of FFY Financial (merged into First Place in 2001) and Bank One Youngstown. He has been a consultant to businesses since January 2003, specializing in business turnarounds, business planning and mergers and acquisitions. He was president of FirstEnergy Facilities Services Group, a holding company for the mechanical construction, contracting and energy management companies owned by FirstEnergy, from January 1999 to December 2002. Prior to that, from 1966 to 1999, he was president of Roth Bros., Inc., a diversified engineering and contracting corporation. Mr. Roth holds a Bachelor of Mechanical Engineering Degree from The Ohio State University, is a registered Professional Engineer in the states of Ohio, Pennsylvania and New Jersey, and holds licenses in many states in mechanical contracting.

Mr. Lewis stated, “We are grateful for the valuable guidance Terry has provided to First Place Financial Corporation. During his tenure as chairman, the Company doubled in size amidst challenging economic, competitive and global conditions. We appreciate his many contributions and wish him well in his future endeavors.”

“Sam’s appointment to the chairman position assures a seamless transition as First Place continues its growth path in the Midwest. As he assumes his new leadership role, Sam’s value to First Place will be enhanced by his five years of service as a board member, as well as his considerable business experience.”

About First Place Financial Corp.

First Place Financial Corp., a $2.3 billion financial services holding company based in Warren, Ohio, is the largest publicly traded thrift headquartered in Ohio. First Place Financial Corp. includes First Place Bank, with 22 retail locations, 2 business financial service centers and 11 loan production offices; Franklin Bank, a division of First Place Bank with 5 retail locations and 4 loan production offices; First Place Insurance Agency, Ltd.; Coldwell Banker First Place Real Estate, Ltd.; TitleWorks Agency, LLC and APB Financial Group, Ltd., an employee benefit consulting firm and specialists in wealth management services for businesses and consumers. Additional information about First Place Financial Corp. may be found on the Company’s web site: www.firstplace.net.

Forward-Looking Statements

When used in this press release, or future press releases or other public or shareholder communications, in filings by First Place Financial Corp. (the Company) with the Securities and Exchange Commission, or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from those indicated. Such forward-looking statements are subject to certain risks and uncertainties including changes in economic conditions in the market areas the Company conducts business, which could materially impact credit quality trends, changes in laws, regulations or policies of regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the Company conducts business, and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward- looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.